===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                    FORM 8-K




              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               September 30, 2003






                               THE GSI GROUP, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)



              333-43089                         37-0856587
        (Commission File Number)     (I.R.S. Employer Identification No.)


  1004 E. ILLINOIS STREET, ASSUMPTION, ILLINOIS           62510
      (Address of principal executive offices)          (Zip Code)


                                  (217)226-4421
              (Registrant's Telephone Number, Including Area Code)


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)





===============================================================================

ITEM  5.  OTHER  EVENTS


     On September 19, 2003, The GSI Group, Inc. (the "Company") signed a commitment letter with Congress Financial Corporation ("Congress") contemplating Congress providing the Company with a three year credit facility of up to a maximum amount of $75,000,000 subject to borrowing base availability (the
"Credit Facility") to replace the Company's existing senior credit facility, which currently provides for maximum outstanding borrowings of $60,000,000. The closing of the Credit Facility is expected to take place by the end of October 2003, subject to the completion of documentation and certain other conditions. Revolving Loans and letters of credit under the Credit Facility are to be based on a borrowing base which includes accounts receivable, inventory and fixed assets, plus an option for a Tranche B Facility. A $12.3 million term loan amortizing over three years is also included in the Credit Facility. The borrowings bear interest at a floating rate per annum equal to (at the Company's option) 2.5% to 3.0% over LIBOR or 0.0% to 0.50% over the Prime Rate, both based on excess availability under the borrowing base. The Credit Facility will require the Company to maintain a certain senior debt to EBITDA ratio and fixed charge coverage ratio. Borrowings under the Credit Facility will be secured by substantially all of the assets of the Company, including the capital stock of any existing or future subsidiaries, except the Brazilian subsidiary.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                             The  GSI  Group,  Inc.

                             By:     /s/  Russell  C.  Mello
                                     -----------------------
                                  Chief  Financial  Officer,
                                  Secretary  and  Treasurer  (Authorized
                                  Signatory  and  Principal  Financial Officer)

                            DATE:  SEPTEMBER 30, 2003